Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Repligen Corporation for the registration of common stock, debt securities, preferred stock, warrants and units and to the incorporation by reference therein of our reports dated March 1, 2019, with respect to the consolidated financial statements of Repligen Corporation, and the effectiveness of internal control over financial reporting of Repligen Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 29, 2019